Exhibit 4.3

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of February            , 2018, by and among IPSCO Tubulars Inc., a Delaware corporation (the “Corporation”), and PAO TMK, a company organized under the laws of the Russian Federation (the “Principal Stockholder”). This Agreement shall become effective (the “Effective Date”) upon the closing of the IPO (as defined below). To the extent the closing of the IPO does not occur, the provisions of this Agreement shall be without any force or effect.

WHEREAS, in order to set forth certain understandings between the Corporation and the Principal Stockholder (as defined below), including with respect to certain governance matters, the Principal Stockholder and the Corporation wish to enter into this Agreement in accordance with the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual consents and obligations hereinafter set forth, the parties hereto hereby agree as follows:

Section 1    Definitions; Interpretation.

(a)    Definitions. As used herein, the following terms shall have the following respective meanings:

“Affiliate” means as to any Person, any other Person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Annual Budget” has the meaning set forth in Section 3(a).

“Beneficially Own” means that a specified person has or shares the right, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to vote shares of capital stock of the Corporation.

“Board” means the board of directors of the Corporation.

“Business Day” means a day that is not a Saturday, Sunday or day on which banking institutions in New York City, New York are not required to be open.

“Change of Control” means (i) the sale or disposition of all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis to any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than to the Principal Stockholder or its Affiliates; (ii) any transaction or series of related transactions (including, but not limited to, a merger or consolidation) that results in any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), other than the Principal Stockholder and its respective Affiliates, acquiring shares of Common Stock or other equity interest of the Corporation that represent more than 50% of the total voting power of the Corporation (or any resulting company after such transaction); or (iii) a “Change of Control” as defined in any of the Corporation’s or its Subsidiaries’ existing credit agreements.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation and any stock into which such Stock may hereafter be changed or for which such Common Stock may be exchanged, and shall also include any Common Stock of the Corporation of any class hereafter authorized.

“Corporation” has the meaning set forth in the Preamble.

“Independent Director” means a director that satisfies both (i) the requirements to qualify as an “independent director” under the rules of any stock exchange on which the shares of Common Stock are then currently listed and (ii) the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

“IPO” means an initial public offering of the shares of Common Stock in a firm commitment underwriting effected by the Corporation pursuant to a Registration Statement on Form S-1.

“PAO Nominee” means any director who has been designated by the Principal Stockholder pursuant to Section 2.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, trust, government, governmental agency or other entity, whether acting in an individual, fiduciary or other capacity.

“Registration Statement” means the Corporation’s registration statement on Form S-1 (File No. 333-        ), initially filed with the SEC on January 12, 2017.

“S-1 Effective Date” has the meaning set forth in Section 2(a).

“SEC” means the Securities and Exchange Commission or any successor governmental agency.

“Stock” means (i) the outstanding shares of Common Stock, (ii) any additional shares of Common Stock that may be issued in the future and (iii) any shares of capital stock of the Corporation into which such shares may be converted or for which such shares may be exchanged.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

Any capitalized term used in any Section of this Agreement that is not defined in this Section 1 shall have the meaning ascribed to it in such other Section.

(b)    Rules of Construction. For all purposes of this Agreement, unless otherwise expressly provided:

(i)    the headings and captions of this Agreement are for convenience of reference only and shall not define, limit or otherwise affect any of the terms hereof;

(ii)    the term “including” is not limiting and means “including without limitation”; and

(iii)    whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

Section 2    Board of Directors.

(a)    Initial Board. As of the effective date of the Registration Statement (the “S-1 Effective Date”), the Board shall initially consist of the following directors (the “Initial Board”):

(i)    four directors designated by the Principal Stockholder as PAO Nominees: Andrei Zimin, Alexander Pumpyanskiy, Peter “Piotr” Galitzine and Vladimir Shmatovich; and

(ii)    two directors who are Independent Directors: Anthony Tripodo and John Fees;

The Corporation shall take such action to cause an increase in the size of the Board such that there are at least three directors who are Independent Directors within one year following the S-1 Effective Date, with such Independent Directors appointed after the date hereof to the Board to be selected by the Board.

(b)    Nomination of Directors. After the appointment of the Initial Board as set forth above, for as long as the Principal Stockholder Beneficially Owns the percentages of Common Stock set forth below, the Principal Stockholder shall have the right to nominate for election to the Board such number of directors that is equal to:

(i)    such number of directors that would constitute a majority of the number of directors that the Corporation would have if there were no vacancies on the Board, so long as the Principal Stockholder Beneficially Owns at least 50% of the outstanding Common Stock;

(ii)    such number of directors equal to one director fewer than that number that would constitute a majority of the number of directors that the

Corporation would have if there were no vacancies on the Board, so long as the Principal Stockholder Beneficially Owns at least 30% of the outstanding Common Stock but less than 50% of the outstanding Common Stock;

(iii)    the greater of (A) two directors and (B) 25% of the total number of directors that constitute the Board (rounded up to the next whole number), so long as the Principal Stockholder Beneficially Owns at least 20% of the outstanding Common Stock but less than 30% of the outstanding Common Stock;

(iv)    the greater of (A) one director and (B) 15% of the total number of directors that constitute the Board (rounded up to the next whole number), so long as the Principal Stockholder Beneficially Owns at least 10% of the outstanding Common Stock but less than 20% of the outstanding Common Stock; and

(v)    one director, so long as the Principal Stockholder Beneficially Owns at least 5% of the outstanding Common Stock but less than 10% of the outstanding Common Stock.

(c)    Election of Directors. The Corporation shall take all action within its power to cause all PAO Nominees nominated pursuant to Section 2(b) to be included in the slate of nominees recommended by the Board to the Corporation’s stockholders for election as directors at each annual meeting of the stockholders of the Corporation (and/or in connection with any election by written consent) and the Corporation shall use all reasonable best efforts to cause the election of each such nominee, including by soliciting proxies in favor of the election of such PAO Nominees. Without limiting the foregoing, at any annual or special meeting of stockholders of the Corporation at which directors are to be elected, the Corporation shall either re-nominate for election each then-serving PAO Nominee (provided that, if at such time the Principal Stockholder shall be entitled to nominate fewer PAO Nominees pursuant to Section 2(b) than the number of then-serving PAO Nominees, the Principal Stockholder shall notify the Corporation in writing of the PAO Nominees that shall not be nominated for subsequent election) or such other PAO Nominees(s) as the Principal Stockholder may designate to the Corporation in writing. If at any time the outstanding voting power of the Common Stock of the Corporation that is Beneficially Owned by the Principal Stockholder decreases by such amount that the Principal Stockholder shall be entitled to fewer PAO Nominees pursuant to Section 2(b) than the number of then-serving PAO Nominees, then, at the request of the Corporation, the Principal Stockholder shall cause the resignation of a number of PAO Nominee(s) necessary so that, following such resignations, the number of PAO Nominees is equal to the number of PAO Nominees that the Principal Stockholder is entitled to designate pursuant to Section 2(b), if any.

(d)    Replacement of Directors. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of a PAO Nominee nominated by the Principal Stockholder pursuant to Section 2(b) or designated by the Principal Stockholder pursuant to this Section 2(d), or in the event that (i) such nominee is not elected and (ii) no other director is elected by stockholders instead of such nominee, the Principal Stockholder shall have the right to designate a replacement to fill such vacancy. The Corporation shall take all action within its power to cause such vacancy to be filled by the replacement so designated by the Principal Stockholder, and the Board shall promptly elect such designee to the Board. Upon the written request of the Principal Stockholder, the Corporation shall take all actions necessary to remove, with or without cause, any PAO Nominee previously nominated by the Principal Stockholder pursuant to Section 2(b) or designated by the Principal Stockholder pursuant to this Section 2(d), and to elect any replacement PAO Nominee designated by the Principal Stockholder as provided in the first sentence of this Section 2(d). Any director designated by this Section 2(d) shall be considered to be a PAO Nominee following such designation.

(e)    Increase or Decrease in the Size of the Board. In the event the size of the Board is increased or decreased at any time, the number of directors of the Board subject to designation by the Principal Stockholder pursuant to Section 2(b) following such increase or decrease shall equal the product of the total number of seats on the increased or decreased Board multiplied by the percentage of seats on the Board subject to the Principal Stockholder’s designation rights pursuant to Section 2(b) immediately prior to such increase or decrease, rounded up to the nearest whole number.

(f)    Committees. So long as the Principal Stockholder has the right to nominate at least one director for election to the Board pursuant to Section 2(b) above, the Corporation shall take all action within its power to cause each committee of the Board to include in its membership at least one of the PAO Nominees, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

(g)    No Limitation. The provisions of this Section 2 are intended to provide the Principal Stockholder with the minimum Board representation rights set forth herein. Nothing in this Agreement shall prevent the Corporation from having a greater number of nominees or designees of the Principal Stockholder on the Board than otherwise provided herein. In addition, nothing in this Section 2 shall be construed to prevent the Principal Stockholder from having a lesser number of nominees or designees than otherwise provided herein or pursuant to applicable law and the Corporation’s certificate of incorporation and bylaws.

(h)    Laws and Regulations. Nothing in this Section 2 shall be deemed to require that any party hereto, or any Affiliate thereof, act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule.

Section 3    Certain Actions.

(a)    Subject to the provisions of Section 3(b), without the approval of the Principal Stockholder, the Corporation shall not, and (to the extent applicable) shall not permit any Subsidiary of the Corporation to:

(i)    enter into or agree to undertake any transaction that would constitute a Change of Control;

(ii)    issue additional Stock of the Corporation or any of its Subsidiaries, other than (A) any award under any stockholder-approved equity compensation plan or (B) any intra-company issuance among the Corporation and its Subsidiaries; or

(iii)    change the size of the Board.

(b)    The approval rights set forth in Section 3(a) above shall terminate at such time as the Principal Stockholder no longer Beneficially Owns at least 50% of the outstanding Common Stock.

Section 4    Duration of Agreement.

This Agreement shall terminate automatically upon the first to occur of the following: (a) the dissolution of the Corporation (unless the Corporation continues to exist after such dissolution as a limited liability company or in another form, whether incorporated in Delaware or another jurisdiction); (b) the date on which Principal Stockholder ceases to Beneficially Own at least 5% of the outstanding Common Stock; and (c) upon written agreement by the Corporation and the Principal Stockholder.

Section 5    Severability.

If any provision of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

Section 6    Governing Law; Jurisdiction.

(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its choice or conflict of law provisions or rules.

(b)    Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement may be brought against any of the parties in any federal court located in the State of Delaware or any Delaware state court, including the Delaware Chancery Courts located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each of the parties agrees that service of process upon such party at the address referred to in Section 13, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

Section 7    Jury Trial.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND/OR ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHT OR REMEDIES UNDER THIS AGREEMENT OR ANY DOCUMENTS ENTERED INTO IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN.

Section 8    Stock Dividends, Etc.

The provisions of this Agreement shall apply to any and all shares of capital stock of the Corporation or any successor or assignee of the Corporation (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution for the shares of Stock, by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, merger, consolidation or otherwise in such a manner and with such appropriate adjustments as to reflect the intent and meaning of the provisions hereof and so that the rights, privileges, duties and obligations hereunder shall continue with respect to the capital stock of the Corporation as so changed.

Section 9    Benefits of Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto, and each of their respective successors and assigns. Except as otherwise expressly provided herein, no Person not a party to this Agreement, as a third-party beneficiary or otherwise, shall be entitled to enforce any rights or remedies under this Agreement.

Section 10    Notices.

All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed to have been given if (a) personally delivered or sent by facsimile, (b) sent by nationally recognized overnight courier or (c) sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(i)    If to the Corporation, to:

IPSCO Tubulars Inc.

10120 Houston Oaks Dr.

Houston, Texas 77064

Attn: Ryan Chadwick

Facsimile: (281) 445-4040

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attn: Ryan Maierson; John Greer

Facsimile: (713) 546-5401

(ii)    If to the Principal Stockholder, to:

PAO TMK

40 Pokrovka Street

Building 2A, 105062

Moscow, Russian Federation

Attention: Vladimir V. Shmatovich

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

Ulitsa Gasheka, 6, Ducat III, Office 510

Moscow 125047, Russia

Attn: Mikhail Turetsky

Facsimile: 7 (495) 785-1235

(iii)    Any such communication shall be deemed to have been received (a) when delivered, if personally delivered or sent by facsimile, (b) the next Business Day after delivery, if sent by nationally recognized, overnight courier and (c) on the third Business Day following the date on which the piece of mail containing such communication is posted, if sent by first-class mail.

Section 11    Modification; Waiver.

This Agreement may be amended, modified or supplemented only by a written instrument duly executed by the Corporation and the Principal Stockholder. No course of dealing between the Corporation or its Subsidiaries and the Principal Stockholder (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 12    Entire Agreement.

Except as otherwise expressly provided herein, this Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith, from and after the completion of the IPO.

Section 13    Specific Performance.

Each party to this Agreement acknowledges that a remedy at law for any breach or attempted breach of this Agreement will be inadequate, agrees that each other party to this Agreement shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive (to the extent legally permissible) any legal conditions required to be met for the obtaining of any such injunctive or other equitable relief (including posting any bond in order to obtain equitable relief).

Section 14    Counterparts.

This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement.

Section 15    Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and other documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 16    Director and Officer Actions.

No director or officer of the Corporation shall be personally liable to the Corporation or the Principal Stockholder as a result of any acts or omissions taken under this Agreement in good faith.

[Signature Page to Follow]

The parties have signed this agreement as of the date first written above.

IPSCO Tubulars Inc.

By:
	Name:	Peter “Piotr” Galitzine
	Title:	Chief Executive Officer

PAO TMK

By:
	Name:	Vladimir V. Shmatovich
	Title:	Vice President for Strategy and Business Development

Signature Page to Stockholders Agreement